Exhibit 8.1

Attorneys At Law

1025 Thomas Jefferson Street, NW | Suite 400 West

Washington, DC 20007-5208

202.965.8100 | fax 202.965.8104

www.carltonfields.com

Atlanta

Florham Park

Hartford

Los Angeles

Miami

New York

Orlando

Tallahassee

Tampa

Washington, DC

January 16, 2024	West Palm Beach

GraniteShares LLC as Sponsor to GraniteShares Platinum Trust 205 Hudson Street, 7th Floor New York, New York 10013

Re:

GraniteShares Platinum Trust

Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special United States tax counsel to GraniteShares Platinum Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on January 11, 2018, under New York law pursuant to a Depositary Trust Agreement dated January 11, 2018, between GraniteShares LLC, as sponsor (the “Sponsor”), and The Bank of New York Mellon, as trustee, of shares, representing units of fractional undivided beneficial interest in the net assets of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by a duly authorized officer of the Sponsor, on behalf of the Sponsor and the Trust, in a letter dated as of the date hereof (the “Representation Letter”). We have also examined such other agreements, documents, and records and other materials as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, (i) the accuracy and completeness of the statements contained in the Registration Statement, (ii) that the Trust will operate at all times in the manner discussed in its organizational documents, the prospectus included in the Registration Statement (the “Prospectus”), and the Representation Letter. In the event of a conflict among the preceding documents in (ii), the organizational documents control, (iii) the accuracy and completeness of the facts, representations, and assumptions set forth or referenced herein being accurate and (iv) that any representation qualified by knowledge, intention, belief, disclaimer of responsibility, or any similar qualification is true, correct, and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations, and assumptions set forth or referred to herein. We have no reason to believe that the facts, representations, or assumptions are inaccurate, and any inaccuracy or subsequent change in such facts, representations, or assumptions could adversely affect our opinion.

Carlton Fields

Carlton Fields practices law in California through Carlton Fields, LLP.

GraniteShares LLC as Sponsor to GraniteShares Platinum Trust Page 2

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder, and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. There can be no assurances that future legislative or administrative changes, court decisions, or Service interpretations will not significantly modify or negate the opinion expressed herein. Our opinion applies only as of the date hereof. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that generally will apply to the purchase, ownership, and disposition of the Shares by a U.S. Shareholder (as defined in the Prospectus) and certain federal income tax consequences that may apply to an investment in the Shares by a Non-U.S. Shareholder (as defined in the Prospectus) and, specifically, that the Trust will be classified as a “grantor trust” for United States federal income tax purposes.

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or to any state, local, or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Sponsor solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, for any other purpose, in whole or in part, without our express prior, written consent. Holders of the Shares may rely on this opinion, it being understood that we are not establishing an attorney-client relationship with any holder of the Shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and the references to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ W. Thomas Conner
CARLTON FIELDS

Carlton Fields

Carlton Fields practices law in California through Carlton Fields, LLP.